CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 29 to Registration Statement No. 333-114560 on Form N-4 of our report dated March 24, 2023, relating to the statutory-basis financial statements of Everlake Life Insurance Company appearing in Form N-VPFS of Everlake Life Variable Life Separate Account A for the year ended December 31, 2022. We also consent to the references to us under the headings “Financial Statements” and “Other Service Providers” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 21, 2023